Exhibit 10.22

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Cardinal Health

Developing Suppliers Program

Distribution Services Agreement

This Developing Suppliers Program Distribution Services Agreement (“Agreement”) is entered into on the 1st day of January, 2010 (the “Effective Date”) by and between Zogenix, Inc., a Delaware corporation with its principal place of business located at 12671 High Bluff Drive, Suite 200, San Diego, CA 92130 (“Customer”), and Cardinal Health (as hereinafter defined), with offices at 7000 Cardinal Place, Dublin, Ohio 43017 (“Service Provider”).

RECITALS

WHEREAS, Customer is an Authorized Manufacturer (as hereinafter defined);

WHEREAS, Customer and Service Provider are parties to an arrangement pursuant to which Customer sells to Service Provider and Service Provider purchases from Customer Products (as hereinafter defined);

WHEREAS, Customer and Service Provider desire to assure adequate availability of supply and inventory management of Products;

WHEREAS, Service Provider provides services including, but not limited to, logistics and inventory management services, administrative services, and financial services to Authorized Manufacturers; and

WHEREAS, Customer wishes to purchase such services from Service Provider.

NOW, THEREFORE, in consideration of the foregoing, the mutual representations, warranties and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

Definitions

1.1.	“3PL Service Termination Event” means the date upon which Cardinal Health 105, Inc. (a/k/a Specialty Pharmaceutical Services) (“SPS”) ceases to provide third-party logistics services with respect to the Products under a written agreement between Customer and SPS.

1.2.	“Affiliate” means any entity directly or indirectly controlling, controlled by, or under common control with Service Provider or Customer, as the case may be.

1.3.	“Authorized Manufacturer” means, with respect to the Products, a person or entity that (a) is authorized to engage in the manufacture, preparation, propagation, compounding, or processing of a drug or drugs, as reflected in a registration with the United States Food and Drug Administration (“FDA”), or (b) submits listing information directly to the FDA and has been assigned a Labeler Code.

1.4.	“Average Line Extension” means the total sales of Products by Service Provider at the then current WAC in effect at the time of sale, divided by the number of invoice lines shipped out for a given period of time (as calculated by Service Provider in its sole discretion).

1.5.	“Cardinal health” means the following affiliated operating companies: Cardinal Health 3, LLC; Cardinal Health 104, LP; Cardinal Health 107, Inc.; Cardinal Health 110, Inc.; Cardinal Health 112, LLC; Cardinal Health 113, LLC; Cardinal Health 411, Inc.; Borschow Hospital & Medical Supplies, Inc.; and any other subsidiary of Cardinal Health, Inc., an Ohio corporation (“CHI”), as may be designated by CHI.

1.6.	“Change-of-Control Transaction” means a transaction or a series of transactions resulting in the sale or transfer of a controlling interest of stock or other equity interests, a merger, a sale of all or substantially all of the assets of a party or of the line of business to which this Agreement relates, or a transfer of a controlling interest in a party by operation of law or otherwise.

1.7.	“Confidential Information” is defined in Section 4.2.

1.8.	“NLC Agreement” means a written agreement between the parties pursuant to which Service Provider provides redistribution services for the Products in its National Logistics Center at a rate of [***] on the total volume of all products purchased by Cardinal Health for redistribution at the NLC from Company at the WAC in effect at the time of purchase.

1.9.	“Oxford Security Interest Enforcement Action” means the initial assignment of this Agreement by Customer to certain principal tenders as a result of the lenders’ enforcement of a security interest granted to them in connection with the $18 million secured loan facility that Customer closed with Oxford and CLI Healthcare LLC on or about June 30, 2008.

1.10.	“Products” means the branded pharmaceuticals bearing Customer’s label and packaging, which Customer sells to wholesale customers in the Territory, excluding any such products that are acquired after the Effective Date from another manufacturer or establishment through acquisition, merger, product line purchase or otherwise, unless Service Provider and Customer agree in a signed writing to add such acquired products hereunder.

1.11.	“Purchasers” means the purchaser(s) of Products from Service Provider in the Territory.

1.12.	“Territory” means the United States of America, its territories and possessions.

1.13.	“WAC” means, at any time, the wholesale acquisition cost charged by Customer to Service Provider for a Product.

ARTICLE 2

Standard Program Components

2.1.	Standard Distribution Services. Service Provider shall provide the following standard distributions services to Customer:

•	Sophisticated ordering technology

•	Daily consolidated deliveries to Purchasers

•	Emergency shipments to Purchasers 24/7/365

•	Consolidated accounts receivable management

•	Contract and chargeback administration

•	Returns processing (excluding recalls which will be performed in accordance with HDMA guidelines)

•	Customer service support to Purchasers

•	Adequate working inventories

•	Licensed, environmentally controlled, PDMA compliant, secure facilities

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2.	Additional Distribution and Inventory Management Services. In addition to the standard distribution services listed in section 2.1, Service Provider agrees to provide Customer with the following additional services and commitments during the term of this Agreement:

2.2.1	Inventory Level Commitment. Service Provider shall use commercially reasonable efforts to maintain reasonably constant inventory levels of no more than 28 days of Products measured in days of inventory on hand and on order from Customer, unless otherwise agreed by both parties.

2.2.2	Pipeline Data Reporting. Service Provider shall throughout the term of this Agreement provide reports detailing by distribution center and NDC number Service Provider’s inventory of Products (“Inventory Reports”) and sales out of Products (“Sales Reports”). Inventory Reports and Sales Reports shall be transmitted in EDI 852 and EDI 867 formats, respectively. Inventory Reports shall be transmitted daily and Sales Reports shall be transmitted weekly. At Customer’s request, more frequent data transmissions or reports may be provided for an additional, mutually agreed upon fee. Should Customer not have EDI capability in this area, at Customer’s request, Service Provider shall provide a manual spreadsheet with data similar to that provided in Inventory Reports. Service Provider shall have no obligation to manually provide data contained in Sales Reports. Service Provider may require up to 30 days to implement consistent EDI transactions. Additional time may be required to implement manual spreadsheets. Service Provider may, as necessary to comply with Service Provider’s contractual obligations to Purchasers, restrict viewing by Customer of certain data in the Sales Reports that disclose a Purchaser’s identity. Restricted data may include Purchaser name, DEA number and any other data that could identify a specific Purchaser.

2.2.3	Service Level Commitment. Service Provider shall use commercially reasonable efforts to provide a 97% fill rate on the Product portfolio during a rolling twelve month period, after adjusting for any Customer supply issues. Service level shall be calculated according to Service Provider’s then-current standard adjusted service level report.

2.2.4	Returns Handling Service. Service Provider shall inventory for resale all returns whose saleable condition meets regulatory and Customer requirements. Notwithstanding anything to the contrary herein or otherwise, the parties agree that Service Provider will have the right to return new Products to Customer, at Customer’s sole expense, and to promptly receive full credit at the then current WAC for any new Products without limit, without regard to the remaining dating and without authorization (1) during the six-month period following introduction of a new Product and (2) immediately upon termination of this Agreement or any other agreement between Customer and Service Provider.

2.2.5	Business Development Support. Service Provider shall allow Customer to utilize one or more business development support programs listed in Exhibit A with respect any Products to the extent the aggregate point value of such Product/program combinations so utilized by Customer do not exceed [***] points in any calendar year. The foregoing point value allowed to Customer per calendar year shall automatically be reduced on a pro-rata basis for any year in which this Agreement is in effect for less than the full calendar year.

2.2.6	Premium Distribution Services. The following premium distribution services are available to Customer for additional compensation to Service Provider.

2.2.7	NLC Participation. Service Provider will allow Customer to participate in Service Provider’s National Logistics Center for an additional fee to be determined by Service Provider and agreed to in writing by Customer prior to such participation.

2.2.8	Premium Service Level. Service Provider will commit to fill rates greater than 97% (depending on the Product portfolio) for an additional fee to be determined by Service Provider and agreed to in writing by Customer prior to any change in commitment.

2.3.	Service Fee. In consideration of the services provided by Service Provider pursuant to sections 2.1 and 2.2 above, Customer shall pay to Service Provider the Service Fee specified in Exhibit B at the times and in the manner specified in such exhibit.

2.4.	Compliance with Law. Each party shall perform all of its obligations hereunder in compliance with all applicable laws, rules and regulations.

ARTICLE 3

Term and Termination

3.1.	Term and Termination. The term of this Agreement shall commence on the Effective Date and continue in effect for a period of 36 months, thereafter automatically renewing for successive twelve month renewal periods unless (i) either party provides the other not less than sixty (60) days’ prior written notice of termination of the Agreement prior to the end of the then-current term. This Agreement may also be terminated (a) by mutual written agreement of Customer and Service Provider at any time; (b) by the non-breaching party in the event of a breach of any of the terms of this Agreement that is not cured within [***] days following written notification of such breach to the breaching party; (c) by either party in the event of the institution (whether voluntarily or involuntarily) of bankruptcy, insolvency, liquidation or similar proceedings by or against the other party or the assignment of the other party’s assets for the benefit of creditors; (d) without notice [***] days following a 3PL Service Termination Event; or (e) upon written notification by Service Provider following a Change-of-Control Transaction if Service Provider reasonably determines that the transaction gives rise to credit or financial risks.

ARTICLE 4

Miscellaneous

4.1.	Nature of Relationship. The parties to this Agreement are independent contractors. Nothing in this Agreement shall be construed as creating any other relationship, whether of employer and employee, partners, joint venturers, agents or otherwise and neither party shall have the authority to bind the other party or incur any obligation on behalf of the other party.

4.2.	Confidentiality. During the course of operating under this Agreement, each party, its respective agents, employees and representatives (collectively, the “receiving party”) may receive or have access to confidential materials and information of the other party (the “disclosing party”). All such materials and information (including, but not limited to information regarding Products, operations, methods, strategies, formulas, price lists, discount programs, incentives, rebates, records of unit movement of Products, shipping and warehousing, and confidential proprietary information from third parties), are collectively referred to herein as “Confidential Information” and constitute the property of the disclosing party. Confidential Information does not include, and the receiving party shall have no obligation hereunder with respect to, information that (a) was known to the receiving party before receipt, directly or indirectly, from the disclosing party; (b) is lawfully obtained by the receiving party from a third party who is under no legal or contractual obligation of confidentiality; (c) is or becomes publicly available other than as a fault of the receiving party; or (d) is developed by the receiving party independent of the Confidential Information disclosed by the disclosing party. During the term of this Agreement and for a period of [***] years thereafter the receiving party shall not use or disclose to third persons any such Confidential Information without the disclosing party’s prior written consent, excepting those (a) disclosures made on a confidential basis to and use by the Affiliates, directors, officers, employees, and agents of the receiving party who have a reasonable need to know such information in connection with the receiving party’s performance of this Agreement, (b) disclosures which are required by law, as reasonably determined by the receiving party or its legal counsel, or are made on a confidential basis to the receiving party’s attorneys, accountants, and other professional advisors in connection with matters relating to this Agreement, and (c) routine disclosures by Service Provider in the normal course of business of aggregated warehouse withdrawals, sales and other data to IMS, DDD or other similar organizations. The existence of this Agreement and its terms and conditions are hereby designated as confidential and, notwithstanding anything in this section to the contrary, shall be treated as Confidential Information subject to the obligations of the immediately preceding sentence for the term of this Agreement and for a period of [***] years thereafter.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3.	Audit and Inspection. During the term of this Agreement, upon reasonable prior notice of at least [***] business days and during normal business hours, either party shall be entitled to audit and inspect those relevant records which are maintained by the other party in direct connection with its performance under this Agreement. Audits and inspections performed pursuant to this section shall be performed by any of (a) bona fide, permanent employees of the party conducting such audit or inspection, (b) auditors from independent accounting firms of national recognition, or (c) such other representatives as the parties may mutually agree upon. In no event shall any such audit or inspection relate to any transaction or event which occurred more than [***] prior to the date of such audit or inspection. Customer chargeback audits shall be governed by the terms and conditions contained in Service Provider’s standard policy on chargebacks then in effect.

To the extent this Agreement is subject to Section 1861(v)(1)(I) of the Social Security Act as amended, Customer agrees that until the expiration of four (4) years after the expiration or termination of this Agreement, Customer shall, upon request, make available to the Secretary of Health and Human Services, the Comptroller General, and other duly authorized representatives, this Agreement and all books, documents and records that are necessary to verify the nature and extent of the cost incurred by Service Provider’s customers, and that if Customer carries out the duties of this Agreement through a subcontract for $10,000 or more over a twelve (12) month period, such subcontract shall also contain an access clause to permit access by the Secretary, Comptroller General, and other duly authorized representatives to the subcontracting organization’s subcontract and related books, documents and records.

4.4.	Assignment. [***] Customer may not assign this Agreement, voluntarily or involuntarily, whether by operation of law or any other manner, without the prior written consent of Service Provider. In the event of a Change-of-Control Transaction or an Oxford Security Interest Enforcement Action, Customer must, as soon as practicable, notify Service Provider of any such assignment. [***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.5.	Governing Law. This Agreement shall be interpreted in accordance with, and governed by, the laws of the State of New York, without regard to its conflict of laws principles.

4.6.	Severability. The invalidity of all or part of any provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

4.7.	Statute of Frauds. All EDI transmissions made pursuant to this Agreement shall be deemed by the parties to be the same as written communication for all purposes, and for all applications of law and statutes, including but not limited to, the Statute of Frauds under the Uniform Commercial Code of the governing law specified above.

4.8.	Force Majeure. Neither party shall be liable for delay in delivery or nonperformance, in whole or in part, nor shall the other party have the right to terminate this Agreement where delivery or performance has been affected by a condition of force majeure unless such delivery or performance is delayed for thirty (30) days or more. For purposes of this Agreement, force majeure means a condition which results from causes beyond a party’s reasonable control, including, but not limited to, acts of God, acts of the other party, shortages, fires, labor disputes, strikes, floods, epidemics, quarantines, war, riot, delay in transportation, compliance with any applicable governmental regulation or order, whether or not it later proves to be invalid, or inability to obtain labor, materials or manufacturing facilities. If either party is affected by a force majeure event, such party shall promptly, but not later than ten (10) days of its occurrence, give notice to the other party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the non-performing party shall use its best efforts to remedy its inability to perform.

4.9.	Notices. All notices pursuant to this Agreement (each a “Notice”) shall be in writing and shall refer specifically to this Agreement. Notices shall be given by personal delivery, delivery by a nationally recognized courier service, fax (with electronic confirmation) or first class mail (certified or registered, postage prepaid), sent to the respective address(es) set forth below or to such other address(es) as Customer or Service Provider may specify as its notice address by notice given in accordance with this section. Notices are deemed to be given when personally delivered or faxed, on the date on which the sender designates them for delivery when sent by nationally recognized courier service, and three days after the sender mails them when sent by first class certified or registered mail.

Customer shall send Notices to Service Provider at the following address:

Cardinal Health

7000 Cardinal Place

Dublin, OH 43017

Attention: Vice President, Strategic Purchasing

Fax No.: 614-757-8337

Customer shall also send copies of Notices relating to fee disputes, force majeure, breach or termination of this Agreement to:

Cardinal Health

7000 Cardinal Place

Dublin, OH 43017

Attention: General Counsel

Fax No.: 614-652-7325

Service Provider shall send Notices to Customer at the following address:

Zogenix, Inc.

12671 High Bluff Drive, Suite 200

San Diego, CA 92130

Attention: Chief Financial Officer

Fax No.: 1-858-259-1166

4.10.	Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior contracts, agreements and understandings, between the parties, whether written or oral, with regard to the subject matter hereof.

4.11.	Amendment; Waiver. This Agreement may not be amended except by a writing signed by authorized representatives of the parties hereto. No waiver of any right or remedy under this Agreement shall be effective unless it is in a writing signed by an authorized representative of the party to be charged therewith. The failure of Service Provider or Customer at any time to require performance of the other of any provision of this Agreement shall in no way affect its right thereafter to require performance of the other of such provision, nor shall such failure constitute a waiver of any succeeding breach of such provision or a waiver of such provision itself.

4.12.	Representations and Warranty; Indemnification. Customer represents and warrants that it is, and throughout the term of this Agreement shall be, an Authorized Manufacturer of the Products. Customer shall indemnify, defend, and hold Service Provider harmless from any breach of the foregoing representation and warranty.

4.13.	Limitation of Liability. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF IT IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY, SERVICE PROVIDER’S AGGREGATE LIABILITY HEREUNDER SHALL NOT EXCEED THE FEES PAID BY CUSTOMER HEREUNDER. THE LIMITATIONS SET FORTH IN THIS SECTION DO NOT APPLY WITH RESPECT TO INDEMNIFICATION OBLIGATIONS PURSUANT TO THIS AGREEMENT.

4.14.	Publicity. Neither party shall use the other party’s name, or any abbreviation thereof, or any Party’s logo, or any adaptation thereof, in any advertising or trade displays, or for any other commercial purpose, without said party’s prior written consent. Neither party shall make any press release or other public announcement regarding this Agreement without the other party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public announcement prior to issuance. Without limiting the generality of the foregoing and notwithstanding anything to the contrary, each party shall provide the other party’s chief legal counsel with a written copy of any such press release or other public announcement no less than seventy-two (72) hours prior to the intended issuance of such release or announcement. Notices to Customer’s chief financial officer will be delivered to: Zogenix, Inc: Chief Financial Officer, Legal Department, 12671 High Bluff Drive, Suite 200, San Diego, California 92130.

*        *        *         *        *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day first above written.

Zogenix, Inc.		Cardinal Health

By:	/s/ Roger Hawley	By:	/s/ Jeffrey Foreman
Name:	Roger Hawley	Name:	Jeffrey Foreman
Title:	CEO	Title:	VP Strategic Purchasing
Phone:	858-436-8597	Phone:	614-757-6674
Date:	12/28/2009	Date:	12/28/2009
	David Nassif, CFO		David Nassif, CFO

EDI Contact Person:		EDI Contact Person:
Name:	Dayna Bauman	Name:	Debbie Lake
E-mail:	dbauman@zogenix.com	E-mail:	debbie.lake@cardinalhealth.com
Phone:	615-715-6755	Phone:	614-757-3532

Exhibit A

Business Development Support Programs

Service Provider will make available for Customer participation the programs listed below (subject to modification, deletion or replacement of any program as part of Service Provider’s standard offerings to Customer and other customers of Service Provider similar to Customer). Normal requirements for participation, such as qualifications for automatic shipping of new products, will apply.

•	Service Flash

•	Manufacture Service Flash Subscription

•	First Fax

•	Health Magazines Advertising

•	First Script

•	Telemarketing

•	Direct Mail

•	eConnections

For purposes of determining point-based limits on Customer’s eligibility to utilize the programs listed above, each of the programs has a minimum point value of one when selected for use with any Product. The specific program selected by Customer and the Product or Products to which Customer wishes the program to be applied will determine any additional point value to be charged to Customer with respect to the particular selection. Customer should contact Service Provider’s Business Development Group for point value quotes for specific program/Product combinations.

Exhibit B

Service Fee

Customer shall pay to Service Provider with respect to each calendar quarter a service fee (the “Service Fee”) equal to [***] basis points ([***]%) multiplied by the total volume of Service Provider’s sales of Products during the quarter (including cross-dock (brokerage) and drop-ship) valued at then-current WAC. If (x) Service Provider’s aggregate sales of Products over [***] exceed [***] and (y) the Average Line Extension exceeds [***], then Customer may request that the Service Fee be recalculated using Service Provider’s then current model. Conversely, the Service Fee shall be raised by [***] basis points [***] if (i) on January 1, 2010 the NLC Agreement is not effective by that date; or (ii) on the date of termination of the NLC Agreement if the NLC Agreement had been effective on January 1, 2010. The Service Fee due with respect to each calendar quarter shall be adjusted by deducting from the fee otherwise payable pursuant to the immediately preceding sentence, the value of the following items, if any, that were realized by Service Provider during such calendar quarter:

1.	“Inventory Appreciation” which means the difference in (A) the value of on hand inventory plus on order inventory (excluding all cross-dock (brokerage) and drop-ship Product then on order) actually received at the price immediately preceding a price increase and (B) the value of such inventory immediately after a price increase for Product.

2.	The value of post price increase buy-ins, meaning the value of pricing action credits or Product inventory supplied to Service Provider at a price less than the then-current WAC after a price increase.

3.	The net value of any deals or promotions on Products acquired from Customer, calculated as the difference between (A) WAC and (B) actual acquisition cost before cash discount, reflecting off invoice amounts or rebates less any deals or rebates passed on to Purchasers that are different from Service Provider’s normal pricing to those Purchasers, other than, and excluding, any amounts relating to new Product launches.

Service Provider shall invoice Customer for the Service Fee (net of the foregoing adjustments, if any) for the applicable calendar quarter within [***] days following the end of such calendar quarter. Customer shall pay Service Provider the invoiced Service Fee in full within [***] days of the date of such invoice in the form of credit memo, check, ACH or wire transfer. Any amounts that Customer does not dispute by notice to Service Provider during the [***] day payment period shall be deemed to be undisputed and, if such amounts are not paid during such thirty (30) day period, the undisputed amounts may be deducted without notice by Service Provider from any amounts due Customer. Customer shall promptly meet with Service Provider in person or by telephone conference to resolve in good faith any issues relative to disputed fees within sixty (60) days of notice of a dispute and, at Service Provider’s request, involve Customer’s senior management in such discussions at the levels requested by Service Provider.

Service Provider may, in anticipation of the term of this Agreement being renewed, change the Service Fee for the pending renewal period based upon sales data from the most recent Service Provider fiscal year; provided, however, that Service Provider must provide notice to Customer of such change of Service Fee no less than ninety (90) days prior to the anticipated renewal of the term of this Agreement.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.